EXHIBIT 3(i)

MAXIMUS, INC.

ARTICLES OF AMENDMENT

OF

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

Pursuant to Section 13.1-710 of the Virginia Stock Corporation Act under Title 13.1, Chapter 9 of the Code of Virginia, the undersigned, on behalf of the corporation set forth below, states as follows:

1.                                      The name of the Corporation is MAXIMUS, Inc.

2.                                      The first sentence of Article SECOND of the Amended and Restated Articles of Incorporation of the corporation is hereby deleted and replaced with the following sentence:

“The Corporation is authorized to issue 100,000,000 Shares of Common Stock.”

3.                                      This amendment was adopted by the Corporation on March 20, 2013.

4.                                      The Board of Directors found that this amendment was in the best interests of the Corporation and directed that it be submitted to shareholders in accordance with the provisions of Title 13.1, Chapter 9 of the Code of Virginia.  The shareholders approved this amendment, which required shareholder approval, at its annual meeting of shareholders held on March 20, 2013 (the “Meeting”).    At the Meeting, holders of 32,836,132 shares of the Common Stock of the Corporation were present in person or represented by proxy, which represented a majority in interest of all of the shares of the Corporation’s Common Stock issued and outstanding and entitled to vote on this amendment.  Only holders of shares of the Common Stock of the Corporation on January 14, 2013, the record date fixed by the Board of Directors, were entitled to vote on this amendment.  The number of shares outstanding on the record date, the number of shares entitled to vote on the proposed amendment and the number of shares voted for and against the amendment were as follows:

Number of shares outstanding:	34,085,937
Number of shares entitled to vote:	34,085,937
Number of shares voted for:	26,438,254
Number of shares voted against:	6,391,391

The number of votes cast in favor of the amendment by the shareholders of the Common Stock of the Corporation was sufficient for approval.

The undersigned General Counsel and Secretary of the Corporation, declares that the facts herein stated are true as of March 27, 2013.

MAXIMUS, Inc.

By:	/s/ David R. Francis
Name: David R. Francis
Title: General Counsel and Secretary